                        OUTSOURCING SERVICES GROUP, INC.

        STATEMENT OF COMPUTATION OF BASIC AND DILUTED NET LOSS PER SHARE

                                  (UNAUDITED)

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

EXHIBIT 11.

                                                                    THREE MONTHS ENDED
                                                              -------------------------------
                                                              APRIL 1, 2000    APRIL 3, 1999
                                                              --------------   --------------
Basic loss per share:
  Net loss attributable to common stockholders..............     $    (863)       $    (317)
                                                                 =========        =========
Weighted average number of outstanding common shares........     3,441,983        3,453,366
                                                                 =========        =========
Basic loss per share........................................     $   (0.25)       $   (0.09)
                                                                 =========        =========
Diluted loss per share:
  Net loss attributable to common stockholders..............     $    (863)       $    (317)
                                                                 =========        =========
Weighted average number of outstanding common shares
  assuming full dilution....................................     3,441,983        3,453,366
                                                                 =========        =========
Diluted loss per share......................................     $   (0.25)       $   (0.09)
                                                                 =========        =========

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